RESTATED CERTIFICATE OF INCORPORATION

OF

LSB INDUSTRIES, INC.

FIRST: The name of this Corporation shall be:

LSB INDUSTRIES, INC.

LSB INDUSTRIES, INC. hereafter referred to as “Corporation” or “LSB”.

The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was January 21, 1977.

SECOND. The address of its registered agent in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its agent at such address shall be The Corporation Trust Company.

THIRD: The nature of the business or the purposes to be conducted or promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, but not limited to, the following:

(1)  To design, manufacture, sell and distribute all types of bearings and other components for automobiles, trucks and other motor vehicles as original equipment and as replacement parts.

(2)  To design, manufacture, sell and distribute all kinds of fan coils and other components for heat transfer and air conditioning systems.

(3)  To design, manufacture, sell and distribute all other goods, wares and commodities of every sort, kind or description.

(4)  To carry on the business of distributors, wholesalers, retailers or agents of merchandise, goods, wares and commodities of every sort, kind or description, and to carry on any other business, whether manufacturing or otherwise.

(5)  To engage in the transportation of property by motor vehicle; to engage in the general transportation and communication business and to buy, sell, lease, own or operate other motor carriers, broadcasting stations and facilities; to buy, sell, lease, own or operate terminals and warehouses and engage in warehousing business; to buy, sell, deal and engage in the sale of motor vehicles and parts.

(6)  To make and purchase materials for the construction of buildings; to erect buildings; to own, manage, operate, lease and sell buildings; to conduct and carry on the business of builders for the purpose of building, repairing or doing any other work in connection with any and all classes of buildings and improvements, including the locating, laying out and construction of roads, avenues, sewers, bridges, wells and generally all classes of buildings, erections and works, both public and private, or integral parts thereof. To purchase, take, own, hold, deal in, mortgage or otherwise encumber and to lease, sell, exchange, convey, transfer or in any manner whatever dispose of real property; to acquire lands for the purpose of prospecting for and obtaining oil, gas and other minerals; to drill oil wells, and to acquire drilling rigs or other machinery necessary to such purposes; and to produce and market oil and other minerals.

(7)  To enter into partnerships or other arrangements for sharing profits or to cooperate with any entity carrying on any business capable of being conducted so as to benefit this Corpora-tion; to acquire the assets and assume the liabilities of any entity; to pay for the same in cash, stock or otherwise; to hold or dispose of the property so purchased; and to conduct any busi-ness so acquired.

(8)  To borrow and lend money and to negotiate loans; to draw, accept and endorse notes, accounts receivable, bonds, stocks, debentures or other securities; to subscribe for, acquire, hold and dispose of shares of stock, bonds, accounts, and other securities of any government, person or corporation.

(9)  To purchase or otherwise acquire, apply for, register, hold, use, assign, sell or in any manner dispose of and grant licenses, franchises, or other rights in, and in any manner deal with patents, inventions, improvements, processes, formulas, trademarks, trade names or copyrights.

(10)  To have one or more offices and to conduct any or all of its operations and business and to promote its objects anywhere, without restriction as to place or amount.

(11)  To do any or all of the things herein set forth as principal, agent, contractor, trustee or otherwise, alone or jointly, with natural persons or any legal entity.

(12)  The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited nor restricted by reference to or inference from the terms of any other clause or paragraph of this Restated Certificate of Incorporation.

The foregoing shall be constructed both as objects and powers, and the enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on this Corporation by the laws of the State of Delaware.

FOURTH:  (A) The total number of shares of stock which the Corporation shall have authority to issue is Forty Five Million Two Hundred Fifty Thousand (45,250,000), of which

(1)  Forty Million (40,000,000) shares shall be Common Stock of the par value of Ten Cents ($.10) a share;

(2)  Two Hundred Fifty Thousand (250,000) shares shall be Preferred Stock of the par value of One Hundred Dollars ($100) a share; and

(3)  Five Million (5,000,000) shares shall be Class C Preferred Stock, no par value.

For purposes of all other provisions of this Restated Certificate of Incorporation, the term “Preferred Stock” shall mean the Preferred Stock, Class C Preferred Stock and all other classes of preferred stock authorized under this paragraph (A).

(B)  The preference, qualifications, limitations, restrict-tions and relative rights of each class are as follows:

(1)  Preferred Stock. The Preferred Stock (which, as defined in paragraph (A) of this Article, includes the Preferred Stock, Class C Preferred Stock and all other classes of preferred stock authorized under paragraph (A) of this Article) may be issued from time to time in one or more series, each of such series to have such designations, preference and relative, participating, optional, voting or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in a resolution or resolutions providing for the issue of such series as determined and adopted by the Board of Directors. Authority is herby expressly granted to the Board of Directors to authorize one or more series of Preferred Stock (as defined in paragraph (A) of this Article) and, with respect to each such series, to fix by resolution or resolutions providing for the issue of such series any or all of the following matters:

(a)  the number of shares to constitute such series and the distinctive designation thereof;

(b)  whether or not the shares of such series will be entitled to receive dividends, the dividend rate on the shares of such series, and whether or not dividends on the shares of such series shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate;

(c)  whether or not the shares of such series will have vot-ing rights, and the voting rights, if any, of the shares of such series;

(d)  whether or not the shares of any such series shall be redeemable, and, if redeemable, the premium, if any, over and above the par value thereof and any dividend accrued thereon which the shares of such series shall be entitled to receive upon the redemption thereof;

(e)  whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be ap- plied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provi-sions relative to the operation thereof;

(f)  whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(g)  the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the amount of premium, if any, over and above the par value thereof and any dividends accrued thereon, which the shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(h)  the conditions and restrictions, if any, on the creation of indebtedness of the Corporation, or any subsidiary, or on the authorization or issue of additional stock ranking on a parity with or prior to the shares of such series as to dividends and upon liquidation; and

(i)  any other preference and relative, participating, optional or special rights, qualifications, limitations or restrictions thereof as the Board of Directors may deem advisable.

(2)  Common Stock. (a) Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the Stockholders of the Corporation, on all propositions before such meetings.

(b)  Dividends on the Common Stock shall be payable only if, when and as declared by the Board of Directors of the Corporation.

(C)  The number of authorized shares of any class of the Corporation, including but without limitation the Preferred Stock and the Common Stock, may be increased or decreased by the af-firmative vote of the holders of a majority of the stock of the Corporation entitled to vote without regard to class.

(D)  Any and all rights, title and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the pay-ment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation free and clear of any and all claims of any persons whatsoever.

(E)  No shareholder of this Corporation shall have any pre-emptive or preferential right of subscription to any shares of stock of this Corporation, whether now or hereafter authorized, issued or sold, or to any obligations convertible into stock of this Corporation, whether now or hereafter authorized, issued or sold, nor any right of subscription to any thereof.

(F)  Designations, rights and preferences of Preferred Stock outstanding as of the date of this Restated Certificate of Incorporation:

CONVERTIBLE, NONCUMULATIVE PREFERRED STOCK

The Corporation may issue one series of up to 4,662 shares of Convertible, Noncumulative Preferred Stock, within the Corporation’s class of Preferred Stock, par value $100 per share, and this series of Convertible, Noncumulative Preferred Stock shall have the following designations, rights and preferences:

Designation. The shares of such series of Preferred Stock shall be designated as “Convertible, Noncumulative Preferred Stock”, hereinafter called “Convertible Preferred Stock”.

Dividends. The holders of the Convertible Preferred Stock will receive noncumulative cash dividends out of surplus or net profits, when, as and if such dividends are declared by the board of directors of LSB Industries, Inc. (“LSB”) at the rate of 10% per annum of the par value of such Convertible Preferred Stock and no more, payable annually on the first day of April beginning in 1984, in preference to holders of LSB common stock (“Cash Dividends”). Each holder of a fractional one-half share of the Convertible Preferred Stock will receive one-half of the per share Cash Dividend when, as and if such Cash Dividends are declared by the Board of Directors of LSB. No Cash Dividends will be paid unless there are funds available after the payment of interest to The National Bank of Chicago, First Chicago International, Mercantile National Bank at Dallas, Bank of Oklahoma, N.A., The Liberty National Bank & Trust Co. of Oklahoma City, The First National Bank of Fort Worth, Centerre Bank, N.A., Fidelity Bank, N.A., Chase Manhattan Bank, N.A., Chase Bank International, First City National Bank of Houston, J. Henry Schroder Bank & Trust Company, Banco di Roma and The Prudential Insurance Company of America (hereinafter collectively called “Senior Lenders”) and such Senior Lenders consent to the payment of such Cash Dividends, if required by an agreement between the Senior Lenders and LSB.

Voting Rights. Each holder of the Convertible Preferred Stock will be entitled to one vote for each share of Convertible Preferred Stock (or one-half of one vote for each fractional one-half share of such Convertible Preferred Stock) held of record in his or her name on all matters submitted to a vote of the share-holders of LSB. The holders of such Convertible Preferred Stock and the holders of shares of Common Stock of LSB shall vote together as one class.

Conversion Privilege. The Convertible Preferred Stock will be convertible at any time at the election of the holder thereof into fully paid and nonassessable shares of LSB common stock. Each share of Convertible Preferred Stock shall be convertible into 40 shares of LSB common stock; provided however, that each holder of a fractional one-half share of Convertible Preferred Stock shall be entitled to convert such fractional one-half share into 20 shares of LSB Common Stock.

In the event that LSB shall (i) pay to the holders of its common stock a stock dividend payable in its common stock, the number of shares of common stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately adjusted, effective as of the date of payment of such stock dividend; or (ii) have a stock-split, reclassification, recapitalization, combination of shares or similar corporate rearrangement (other than a stock dividend which is provided for in (i) above), without any consideration therefor being received by the Company, increas-ing or decreasing the number of outstanding shares of LSB’s common stock, the number of shares of common stock issuable upon conver-sion of the Convertible Preferred Stock shall be proportionately increased or decreased, effective as of the date of the payment of or happening of such event; or (iii) consolidated with or merge into another corporation, in which LSB is the non-surviving corporation, or sell all or substantially all of LSB’s assets as an entirety under one plan or arrangement to another corporation and such consolidation, merger or sale shall be effected in such a way that holders of LSB’s common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such common stock, then after the effective date of such consolidation, merger or sale each share of Convertible Preferred Stock shall be convertible into (in lieu of LSB common stock) the number of shares of stock or other securities or assets to which such holder of the Convertible Preferred Stock would have been entitled upon such consummation if the holder of the Convertible Preferred Stock had so exercised his right of conversion under such Convertible Preferred Stock immediately prior to such consolidation, merger or sale, and LSB shall make lawful provision therefor as part of such consolidation, merger or sale.

LSB shall not be required to issue any fraction of a share of common stock upon any conversion, but (i) may deliver scrip therefor, which shall not entitle the bearer thereof to vote, or to receive dividends or to any other or further right or interest, except to convert the same in amounts aggregating one or more whole shares of LSB common stock into whole shares of LSB common stock, at any time (within a period, fixed by the Board of Direc-tors of LSB, which shall be stated in the scrip), or (ii) may pay in cash therefor an amount equal to the same fraction of the fair market value of a full share of LSB common stock. For such purpose of determining the fair market value of LSB common stock, the fair market value of a share of LSB common stock shall be the last recorded sale price of such a share of LSB common stock on the American Stock Exchange on the day immediately preceding the date upon which such Convertible Preferred Stock is surrendered for conversion or, if there be no recorded sale price on such day, the last quoted bid price per share of LSB common stock on such Exchange at the close of trading on such date. If LSB common stock shall not be at the time dealt in on the American Stock Exchange, such fair market value of LSB common stock shall be the prevailing market value of such common stock on any other securi-ties exchange or in the open market, as determined by LSB, which determination shall be conclusive.

Any conversion may be effected by holders of Convertible Preferred Stock by giving to LSB written notice of an election to convert at least ten business days prior to the date of conver-sion.

Notwithstanding anything herein to the contrary, the right to convert the Convertible Preferred Stock into shares of LSB common stock is subject to LSB listing the underlying common stock with the American Stock Exchange, if LSB common stock is at that time listed on such Exchange.

Redemption Rights. Each share of Convertible Preferred Stock will be redeemable by LSB at par value, $100 per share, (for each fractional one-half share of Convertible Preferred Stock one-half of said par value) at the option of the holder of such stock to the extent that LSB earns net profits after all of the debt owed by LSB to the Senior Lenders has been paid in full. For this purpose, “net profits” is defined as net income as determined under generally accepted accounting principles.

LSB may at any time, or from time to time as shall be permit-ted under the laws of Delaware, redeem the whole or any part of its Convertible Preferred Stock by paying to the holders thereof in cash $100 per share ($50 for a fractional one-half share of such Convertible Preferred Stock) at the date fixed for redemption in the notice of redemption. Holders of the Convertible Preferred Stock may convert such stock into LSB common stock as provided above at any time prior to the notice for redemption.

Preference Upon Liquidation. In the event of any liquidation or dissolution (whether voluntary or involuntary) of LSB, before any payment will be made to the holders of LSB common stock, the holders of Convertible Preferred Stock will be entitled to be paid in full the par value of their share (for each fractional one-half share of Convertible Preferred Stock one-half of said par value) to the extent that funds are available, but will not be entitled to participate any further in the distribu-tion of the assets of LSB.

SERIES B 12% CUMULATIVE, CONVERTIBLE PREFERRED STOCK

The Corporation may issue one series of up to Twenty Thousand (20,000) shares of Series B 12% Cumulative, Convertible Preferred

Stock, within the Corporation’s class of Preferred Stock, par value $100 per share, and the Series B 12% Cumulative, Convertible Preferred Stock shall have the following designations, rights and preferences:

1.  Designation. The shares of this series of Preferred Stock shall be designated as “Series B 12% Cumulative, Convertible Preferred Stock” (hereinafter called “Series B Preferred Stock”), having a par value of $100 per share, with said Series B Preferred Stock to consist of Twenty Thousand (20,000) shares.

2.  Dividends. The holders of shares of the Series B Preferred Stock shall be entitled to receive cash dividends, but only when, as and if declared by the Board of Directors of LSB, at the rate of twelve percent (12%) per annum of the par value of such Series B Preferred Stock and no more, payable annually on such date in each year as shall be fixed by the Board of Directors of LSB (“Cash Dividends”).

If Cash Dividends on the Series B Preferred Stock for any year shall not have been paid or set apart in full for the Series B Preferred Stock, the aggregate deficiency shall be cumulative and shall be paid or set apart for payment before any dividends shall be paid upon or set apart for payment for any class of common stock of LSB (other than a dividend payable in common stock of LSB).

Any accumulation of dividends on the Series B Preferred Stock shall not bear interest. The holders of Series B Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends provided for in this paragraph 2.

Cash Dividends on Series B Preferred Stock shall be declared if, when and as the Board of Directors shall in their sole discre-tion deem advisable, and only from the net profits or surplus of the Corporation as such shall be fixed and determined by the said Board. The determination of the Board of Directors at any time of the amount of net profits or surplus available for a Cash Dividend shall be binding and conclusive on the holders of all the stock of the Corporation at the time outstanding.

3.  No Preemptive Rights. No holder of the Series B Preferred Stock shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of LSB or of any stock of LSB to be issued by reason of any increase of the author-ized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of LSB or to purchase or subscribe for any stock of LSB purchased by LSB or by its nominee or nominees, or to have any other preemptive rights now or here-after defined by the laws of the State of Delaware.

4.  Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of LSB, or any reduction in its capital resulting in any distribution of assets to its stockholders, the holders of the Series B Preferred Stock shall be entitled to receive in cash out of the assets of LSB, whether from capital or from earnings, available for distribution to its stockholders, before any amount shall be paid to the holders of the common stock of LSB the sum of One Hundred and No/100 Dollars ($100) (the par value of the Series B Preferred Stock) per share, plus an amount equal to all ac-cumulated and unpaid Cash Dividends thereon the date fixed for payment of such distributive amount. The purchase or redemption by LSB of stock of any class, in any manner permitted by law, shall not for the purpose of this paragraph be regarded as a liquidation, dissolution or winding up of LSB or as a reduction of its capital. Neither the consolidation nor merger of LSB with or into any other corporation or corporations, nor the sale or transfer by LSB of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of LSB for the purposes of this paragraph. A dividend or distribution to stockholders from net profits or surplus earned after the date of any reduction of capital shall not be deemed to be a distribution resulting from such reduction in capital. No holder of Series B Preferred Stock shall be entitled to receive or participate in any amounts with respect thereto upon any liquidation, dissolution or winding up of LSB other than the amounts provided for in this paragraph. If, in the event of any such liquidation, dissolution or winding up of LSB, there shall be shares of more than one class or series of Preferred Stock outstanding, and such other class or classes or series of Preferred Stock by their terms have a parity with the Series B Preferred Stock, and in such event there shall be assets distributable upon all shares of the Series B Preferred Stock and of such other classes or series of Preferred Stock in an amount less than the amount of which the holders thereof are entitled, then any amount available to be paid upon all such shares of Preferred Stock (including this Series B Preferred Stock) shall be divided among said classes or series of Preferred Stock in proportion to the aggregate amounts which would have been paid to the holders of the shares of each class or series had they received payment in the full amount to which they would be entitled in such event.

5.  Voting Rights. Subject to the provisions of this paragraph 5, at every meeting of stockholders of LSB each holder of the Series B Preferred Stock shall be entitled to one (1) vote for each share of Series B Preferred Stock held of record in his, her or its name on all matters submitted to a vote of the shareholders of LSB. The Series B Preferred Stock, the common stock of LSB and any other stock of LSB having voting rights shall vote together as one class.

6.  Conversion Privileges. Subject to the terms of this paragraph 6, the holder of record of any share or shares of Series B Preferred Stock shall have the right at anytime, at his, her or its option and election, to convert each such share into 33.3333 shares of fully paid and nonassessable shares of common stock of LSB on the following terms and conditions:

(a)  LSB shall at the time of such conversion pay to the holder of record of any share or shares of Series B Preferred Stock any accrued but unpaid dividends on said Series B Preferred Stock so surrendered for conversion, except: (i) as otherwise limited by law or by any agreement or instrument to which LSB is a party or may be bound by, and (ii) that the amount of the dividend paid for the then current annual dividend period in which such conversion occurs shall be pro-rated for that portion of such year that has elapsed prior to the time the holder of such share or shares of Series B Preferred Stock exercises his, her or its rights of conversion. If LSB is limited by law from paying such accrued but unpaid dividends, in whole or in part, on the share or shares of Series B Preferred Stock surrendered for conversion at the time such are surrendered for conversion, then LSB shall only be required to pay that amount of such accrued but unpaid dividends as allowed by such law at the time of such conversion and no more. If LSB is limited under any agreement from paying such accrued but unpaid dividends, in whole or in part, on the share or shares of Series B Preferred Stock surrendered for conversion at the time such are surrendered for conversion, then LSB shall pay to the holder of record thereof that portion of such accrued but unpaid dividends that LSB is unable to pay on such share or shares of Series B Preferred Stock at the time such are surrendered for conversion due to said agreement (“Unpaid Dividends”) when LSB is no longer prohibited from paying such Unpaid Dividends under an agreement and prior to any dividends being paid upon or set apart for payment for any class of common stock of LSB (other than a dividend payable in common stock of LSB); and in connection therewith, LSB and such holder shall, at the time of such conversion, enter into a separate contract, the terms of which are to be satisfactory to LSB and such holder, evidencing LSB’s obligation to pay to the holder thereof the Unpaid Dividends (without interest) after such conversion when LSB is no longer prohibited from paying such under an agreement and prior to any dividends being paid upon or set apart for payment for any class of common stock of LSB (other than a dividend payable in common stock of LSB).

(b)  In the event that LSB shall (i) pay to the holders of its common stock a stock dividend payable in its common stock, the number of shares of common stock issuable upon conversion of the Series B Preferred Stock shall be proportionately adjusted, effective as of the date of payment of such stock dividend; or (ii) have a stock split, reclassification, recapitalization, combination of shares or similar corporate rearrangement (other than a stock dividend which is provided for in (i) above), without any consideration therefor being received by LSB, increasing or decreasing the number of outstanding shares of LSB’s common stock, the number of shares of common stock issuable upon conversion of the Series B Preferred Stock shall be proportionately increased or decreased, effective as of the date of the payment of or happening of such event; or (iii) be consolidated with or merge into another corporation, in which LSB is the nonsurviving corporation, or sell all or substantially all of LSB’s assets as an entirety under one plan or arrangement to another corporation and such consolidation, merger or sale shall be effected in such a way that holders of LSB’s common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such common stock, then after the effective date of such consolidation, merger or sale each share of Series B Preferred Stock shall be convertible into (in lieu of LSB common stock) the number of shares of stock or other securities or assets to which such holder of the Series B Preferred Stock would have been entitled to upon such consummation as if the holder of the Series B Preferred Stock had so exercised his, her or its right of conversion under such Series B Preferred Stock immediately prior to such consolidation, merger or sale, and LSB shall make lawful provision therefor as part of such consolidation, merger or sale.

(c)  LSB shall not be required to issue any fraction of a share of common stock upon any conversion, but (i) may deliver scrip therefor, which shall not entitle the bearer thereof to vote, or to receive dividends or to any other or further right or interest, except to convert the same in amounts aggregating one or more whole shares of LSB common stock at any time within a period, fixed by the Board of Directors of LSB, which shall be stated in the scrip, or (ii) may pay in cash therefor an amount equal to the same fraction of the fair market value of a full share of LSB com-mon stock. For such purpose of determining the fair market value of LSB common stock, the fair market value of a share of LSB com-mon stock, shall be the last recorded sale price of such a share of LSB common stock on the American Stock Exchange on the date im-mediately preceding the date upon which such Series B Preferred Stock is surrendered for conversion or, if there be no recorded sale price on such day, the last quoted bid price per share of LSB common stock on such Exchange at the close of trading on such date. If LSB common stock shall not be at the time dealt in on the American Stock Exchange, such fair market value of LSB common stock shall be the prevailing market value of such common stock on any other securities exchange or in the open market, as determined by LSB, which determination shall be conclusive.

(d)  Notwithstanding anything herein to the contrary, the right to convert the Series B Preferred Stock into shares of LSB common stock is subject to LSB listing the underlying common stock with the American Stock Exchange, if LSB common stock is at that time listed on such Exchange. LSB shall at all times reserve and keep available solely for purpose of issue upon conversion of the Series B Preferred Stock, as herein provided, such number of shares of common stock as shall be issuable upon the conversion of all outstanding Series B Preferred Stock.

(e)  Any holder of a share or shares of Series B Preferred Stock desiring to convert such Series B Preferred Stock into common stock of LSB shall surrender the certificate or certificates representing the share or shares of Series B Preferred Stock so to be converted, duly endorsed to LSB in blank, with the signature of said endorsement guaranteed by a national bank or investment banking firm, at the principal office of LSB (or such other place as may be designated by LSB), and shall give written notice to LSB at said office that he elects to convert the same, and setting forth the name or names (with the address or ad-dresses) in which the shares of common stock are to be issued.

(f)  The issuance of certificates for shares of common stock upon conversion of the Series B Preferred Stock shall be made without charge for tax in respect of such issuance; however, if any certificate is to be issued in any name other than that of the holder of record of the Series B Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to LSB the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

7.  Redemption. There shall be no mandatory or optional redemption rights with respect to the Series B Preferred Stock.

8.  Status of Reacquired Shares. Shares of the Series B Preferred Stock which have been issued and reacquired in any manner (until LSB elects to retire them) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock of LSB undesignated as to series and may be redesignated and reissued.

9.  Miscellaneous. The shares of the Series B Preferred Stock shall not be subject to the operation of or to the benefit of any retirement or sinking fund. The shares of the Series B Preferred Stock shall not have any other relative, participating, optional or other rights and powers not set forth above.

$2.20 SERIES 1 CONVERTIBLE EXCHANGEABLE

CLASS C PREFERRED STOCK

The Corporation may issue one series of up to 977,500 shares of $2.20 Series 1 Convertible Exchangeable Class C Preferred Stock within the Corporation’s class of Class C Preferred Stock, no par value, and the $2.20 Series 1 Convertible Exchangeable Class C Preferred Stock shall have the following designations, rights and preferences:

(A) DESIGNATION AND SIZE OF ISSUE

The distinctive designation of this series shall be “$2.20 Series 1 Convertible Exchangeable Class C Preferred Stock” (hereinafter referred to as “this Series”). The number of shares which shall constitute this Series shall be 977,500 shares, no par value, with a stated value of $20 per share.

(B)  DIVIDENDS

(1)  The annual rate of dividends payable on each share of this Series shall be $2.20.

(2)  Dividends on this Series shall be payable in cash, when and as declared by the Board of Directors of the Corporation. Such dividends, when and as declared by the Board of Directors, shall be payable quarterly in arrears on the first day of January, April, July and October of each year, commencing April 1, 1987 (each such date hereinafter referred to as a “Dividend Payment Date”), except that if such date is not a Business Day (as herein-after defined), then such dividend shall be payable on the next succeeding calendar day which is a Business Day. The amount of dividends payable on shares of this Series for each full quarterly dividend period shall be computed by dividing by four the annual rate per share set forth in Section (B)(1). Dividends payable on shares of this Series for the initial dividend period and for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable to the record holders of shares of this Series as of the close of business on a date, not more than sixty (60) days preceding the payment date thereof, fixed by the Board of Direc-tors of the Corporation. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Pay-ment Date, to record holders of shares of this Series as of the close of business on a date, not more than sixty (60) days preced-ing the payment date thereof, fixed by the Board of Directors of the Corporation. As used in this resolution, the term “Business Day” means a day other than Saturday or Sunday and other than a day on which banking institutions in New York, New York are authorized by law or executive order to close.

(3)  Dividends payable on shares of this Series shall be cumulative and shall accumulate on each Dividend Payment Date from the date of original issue. Accumulation of dividends shall not bear interest.

(4)  Except as hereinafter provided, so long as any shares of this Series are outstanding, no dividend (other than a dividend payable in Common Stock or in any other stock of the Corporation ranking junior to this Series as to dividends and distributions upon liquidation (collectively, the “Junior Stock”)) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made, upon the Junior Stock or upon any other stock of the Corporation ranking on a parity with this Series as to dividends or distributions upon liquidation, nor shall any Junior Stock nor any other stock of the Corporation ranking on a parity with this Series as to dividends or distribu-tions upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock of the Corporation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date. When dividends are not paid in full upon the shares of this Series and any other preferred stock of the Corporation ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other preferred stock of the Corporation rank-ing on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other preferred stock bear to each other; provided, however, that dividends on preferred stock that provides for noncumulative dividends shall be entitled to participate, and shall rank on a party, to the extent of dividends due in the then current period for which such dividends are paid. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

(C)  REDEMPTION

(1)  The Corporation, at the option of the Board of Directors, may, subject to the provisions of Sections (B)(4), (C)(2) and (C)(8) hereof, redeem at any time or from time to time all or any part of the outstanding shares of this Series. The redemption price for each share of this Series called for redemp-tion during the periods set forth below shall be the amount set forth opposite such period.

If Redeemed During
      the Twelve-Month       Redemption
      Period Beginning January 1           Price Per Share

1987 . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . .  . . . . .  $22.20

1988 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $21.98

1989 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $21.76

1990 . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . .  $21.54

1991 . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . .  $21.32

1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $21.10

1993 . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  $20.88

1994 . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .  $20.66

1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $20.44

1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $20.22

and $20 if redeemed on or after January 1, 1997 together in each case with accumulated and unpaid dividends to the date fixed for redemption.

(2)  Notwithstanding the provisions of Section (C)(1) above, the Corporation may not redeem any shares of this Series prior to January 1, 1991 unless the Closing Price (as determined in Section (C)(3)) of the Corporation’s Common Stock shall have equaled or exceeded 140% of the then applicable conversion price per share (as fixed or determined in accordance with Section (D)) for at least twenty (20) Trading Days (as hereinafter defined) within thirty (30) consecutive Trading Days ending within five Trading Days prior to the date notice of redemption is mailed. For purposes of this resolution, Trading Day means, so long as the Common Stock is listed or admitted to trading on the American Stock Exchange (or any successor to such Exchange), a day on which the American Stock Exchange (or such successor) is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on such Exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a day on which any New York Stock Exchange member firm is open for the transaction of business.

(3)  For purposes of this resolution, the Closing Price of the Corporation’s Common Stock on a Trading Day shall be the last recorded sale price of such Common Stock on the American Stock Exchange on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admit-ted to trading, or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purpose (other than the Corporation or a subsidiary thereof).

(4)  In the event that fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or on a pro rata basis.

(5)  In the event the Corporation shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder’s ad-dress as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemp-tion price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to ac-crue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the conversion rate at the time ap-plicable.

(6)  If notice shall have been given as provided in Sec-tion (C)(5) and the Corporation shall have provided moneys at the time and place specified for the payment of the redemption price pursuant to such notice, then from and after the redemption date, dividends on the shares of this Series so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corpora-tion the redemption price without interest) shall cease. Upon surrender (in accordance with the notice) of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price set forth in Section (C)(1). In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

(7)  Any shares of this Series which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Class C Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

(8)  Notwithstanding the foregoing provisions of this Section (C), unless the full cumulative dividends on all outstand-ing shares of this Series and any other preferred stock ranking on a parity with this Series shall have been paid or contemporane-ously are declared and paid through the last Dividend Payment Date, no shares of this Series shall be redeemed, and the Corpora-tion shall not purchase or otherwise acquire any shares of this Series.

(D)  CONVERSION RIGHTS

(1)  Each holder of a share of this Series shall have the right, at any time, or, as to any share of this Series called for redemption or exchange, at any time prior to the close of business on the date immediately preceding the date fixed for such redemption or exchange (unless the Corporation defaults in (i) the payment of the redemption price, (ii) the issuance of the Debentures, as defined in Section (E), in exchange for the shares of the Series, or (iii) the payment of the final dividend on the

Exchange Date), to convert such share into fully paid and nonassessable shares of Common Stock of the Corporation at a rate of 6.956 shares of Common Stock for each share of this Series; provided, however, that if the Corporation’s consolidated income before provision for income taxes, extraordinary items and gain or loss from a sale not in the ordinary course of business of operat-ing assets or subsidiaries within the Corporation’s Bearing Busi-ness (after deducting cost and expenses charged against the ac-crual for restructuring cost) for the year ending December 31, 1987, is not a positive number, then on and after the date the Corporation releases such earnings information for the full calendar year of 1987 each share of this Series shall be convert-ible into 7.619 shares of Common Stock (equivalent to a conversion price of $2-5/8 per share of Common Stock), subject in any event to further adjustment as provided in this Section (D). For purposes of this resolution, except as the context may otherwise require, the relationship between the “conversion rate” and the “conversion price” shall be established by formula such that the conversion price shall equal twenty (20) divided by the conversion rate. For purposes of this Section (D)(1), “Bearing Business” is defined as the manufacture, distribution or sale by the Corporation or a subsidiary of the Corporation of automotive bearings and automotive replacement parts and the sale of the remaining inventory of industrial bearings by the Corporation and/ or subsidiaries of the Corporation.

(2)  If any shares of this Series are surrendered for conversion subsequent to the record date preceding a Dividend Pay-ment Date but on or prior to such Dividend Payment Date (except shares called for redemption on a redemption date between such record date and Dividend Payment Date), the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof. Shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of dividends next preceding any Dividend Payment Date to the opening of business on such Dividend Payment Date shall (except in the case of shares which have been called for redemption on a redemp-tion date within such period) be accompanied by payment in New York Clearing House funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Payment Date on the shares being surrendered for conver-sion. Except as provided in this Section (D)(2), no adjustments in respect of or payments of dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conver-sion shall be made upon the conversion of any shares of this Series.

(3)  The Corporation shall not be required, in connec-tion with any conversion of shares of this Series, to issue a fraction of a share of its Common Stock, but in lieu thereof the Corporation shall, subject to Section (D)(6)(e), make a cash pay-ment (calculated to the nearest cent -- five mills being considered as nearer to the next highest cent) equal to such frac-tion multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

(4)  Any holder of shares of this Series electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Transfer Agent therefore (or at such other place as the Corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form satisfactory to the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert such shares of this Series. The Corporation shall, as soon as practicable (subject to Section (D)(6)(e) hereof) after such deposit of certificates for shares of this Series, accompanied by the written notice above prescribed and the payment of cash in the amount required by Section (D)(2), issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion.

(5)  Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of this Series to be converted and the giving of written notice and pay-ment, as prescribed in Section (D)(2) and (D)(4); and the person entitled to receive the Common Stock issuable upon such conversation shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for this Series are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

(6)  The conversion rate shall be adjusted from time to time as follows:

(a)  In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, (i) pay a dividend in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of stock of the Corporation, the conversion price and the conversion rate in effect im-mediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter sur-rendered for conversion shall be entitled to receive the number of shares of Common Stock and other securities of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of this Series been converted immediately prior thereto. An adjustment made pursuant to this Section (D)(6)(a) shall become effective retro-actively to immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day following the effective date in the case of a subdivision, combination or reclassifica-tion. If, as a result of an adjustment made pursuant to this Section (D)(6)(a), the holder of any shares of this Series thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Direc-tors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion price and/or conversion rate between or among shares of such classes of capital stock.

(b)  In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, issue rights or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares) at a price per share less than the current market price per share of Common Stock (as defined in Section (D)(6)(d)), at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issu-ance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such cur-rent market price. Such adjustment shall become effect-tive on the date of issuance retroactively to im-mediately after the opening of business on the day fol-lowing the record date for the determination of stock-holders entitled to receive such rights and warrants.

(c)  In case the Corporation shall, at any time or from time to time while any of this Series are outstand-ing, distribute to all holders of its Common Stock shares of stock other than Common Stock, evidences of its indebtedness or assets (excluding cash dividends or cash distributions payable out of consolidated earnings or retained earnings, or dividends payable in shares of Common Stock) or rights or warrants to acquire assets of the Company (excluding cash dividends or distributions or dividends payable in shares of

Common Stock or those rights or warrants referred to in (b)), then in each such case the conversion rate in effect immediately prior to such distribution shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined as provided in Section (D)(6)(d)) of the Common Stock on the record date referred to below, and the denominator of which shall be such current market price per share of the Common Stock less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or securities or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively to immediately after the opening of busi-ness on the date following the record date for the determination of stockholders entitled to receive such distribution.

(d)  For the purpose of any computation under Sec-tion (D)(6)(b) and (D)(6)(c), the current market price of a share of Common Stock on any date shall be the average of the daily Closing Prices for 10 consecutive Trading Days before the day in question. The Closing Price shall be determined as provided in Section (C)(3).

(e)  The Corporation shall be entitled to make such additional adjustments in the conversion price, in addi-tion to those required by subsections (D)(6)(a), (D)(6)(b) and (D)(6)(c), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants, evidences of indebtedness or assets (other than cash), referred to above, shall not be taxable to holders of this Series or of the Common Stock.

(f)  In any case in which this Section (D)(6) shall require that an adjustment be made retroactively to im-mediately after the opening of business on the day fol-lowing a record date, the Corporation may elect to defer (but only for five (5) Business Days following the fil-ing of the statement referred to in Section (D)(6)(h)) issuing to the holder of any shares of this Series converted after such record date (i) the shares of Com-mon Stock and other capital stock of the Corporation issuable upon such conversion over and above (ii) the shares of Common Stock and other capital stock of the

Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

(g)  Notwithstanding any other provisions of this Section (D)(6), the Corporation shall not be required to make any adjustment of the conversion rate unless such adjustment would require an increase or decrease of at least 1% in such rate. Any lesser adjustment shall be carried forward and shall be made at the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate.

(h)  Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its President or a Vice President and by its Secretary or Treasurer or one of its Assistant Secretaries or Assist-ant Treasurers, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of this Series.

(i)  The term “Common Stock” as used in this resolution means the Corporation’s Common Stock, $.10 par value, as the same exists at the date of filing of the Certificate of Designations relating to this Series or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to Section (D)(6)(a), the holder of any share of this Series thereafter sur-rendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the conversion rate of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (g) of this Section (D)(6), and the provisions of Section (D)(1) through (5) and (7) through (11) with respect to the Common Stock shall ap-ply on like or similar terms to any such other shares.

(7)  In case of either (a) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclas-

sification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or (b) any sale or conveyance to another corpora-tion of substantially all of the assets of the Corporation, then the Corporation, or such successor corporation, as the case may be, shall make appropriate provision so that the holder of each share of this Series then outstanding shall have the right to convert such share of this Series into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of this Series might have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section (D). The provisions of this Section (D)(7) shall apply similarly to successive consolida-tions, mergers, sales or conveyances.

(8)  Any shares of this Series which shall at any time have been converted shall, after such conversion, have the status of authorized but unissued shares of Class C Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obliga-tions in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

(9)  If any shares of Common Stock required to be reserved for purposes of conversion of shares of this Series here-under require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or ap-proved, as the case may be. The Corporation will endeavor to list the shares of Common Stock required to be delivered upon conver-sion of shares of this Series prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

(10)  The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(11)  Before taking any action that would result in the conversion price being less than the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion price.

(E)  EXCHANGE FOR DEBENTURES

(1)  The shares of this Series are exchangeable in whole, but not in part, at the sole option of the Corporation, at any time on and after January 1, 1989, on any Dividend Payment Date, into the Corporation’s 11% Convertible Subordinated Debentures Due 2006 (the “Debentures”) described in the Corporation’s Registration Statement on Form S-2 (Registration No. 33-9848) as filed with the Securities and Exchange Commission (the “Registration Statement”); provided, that on or prior to the date fixed for such exchange (the “Exchange Date”) the Corporation shall have paid to the holders of outstanding shares of this Series and of preferred stock ranking on a parity with this Series all accumulated and unpaid dividends to the Exchange Date. Hold-ers of outstanding shares of this Series shall be entitled to receive $1,000 principal amount of Debentures in exchange for each fifty (50) share of this Series held on the Exchange Date.

(2)  In the event the Corporation shall exchange shares of this Series, notice of such exchange shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the Exchange Date, to each record holder of shares of this Series, at such holder’s address as the same appears on the books of the Corporation. Each such notice shall state: (a) the Exchange Date; (b) the place or places where certificates for the shares of this Series are to be surrendered for exchange into Debentures; (c) that dividends on such shares to be exchanged will cease to accrue on the Exchange Date; and (d) the conversion price of such shares to be redeemed, the period within which such conversion rights may be exercised and the conversion rate at the time applicable. Prior to giving notice of intention to exchange, the Corporation shall execute and deliver with a bank or trust company selected by the Corporation, and qualify under the Trust Indenture Act of 1939, an Indenture (the “Indenture”) in substantially the form filed as an exhibit to the Registration Statement with such changes therein as may be required by law or usage. The Corporation shall cause the Debentures to be authenticated on the Dividend Payment Date on which the exchange is effective, and the Corporation shall pay interest on the Debentures at the rate and on the dates specified in the Indenture from the Exchange Date pursuant to the terms of the Indenture.

(3)  Notice having been mailed as aforesaid, from and after the Exchange Date (unless the Corporation shall default in issuing Debentures in exchange for shares of this Series or in making the final dividend payment on the Exchange Date), dividends on the shares of this Series shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Debentures) shall cease. Upon surrender (in accordance with the notice provided for above in Section (E)(2)) of the certificates for any shares of this Series so exchanged (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be exchanged by the Corporation into Debentures as aforesaid.

(4)  All shares of this Series which have been exchanged shall, after such exchange, have the status of authorized but unissued shares of Class C Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(F)  VOTING

(1)  Except as otherwise specifically provided in this Section (F), the holders of the Shares of this Series shall not be entitled to vote on any matter.

(2)  The shares of this Series shall have the following voting rights:

(a)  Subject to the terms and conditions set forth in this Section (F)(2), if and whenever at any time or times dividends payable on shares of this Series shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six consecutive quarterly dividend periods, then the holders of shares of this Series, together with the holders of any other series of preferred stock of the Corporation as to which dividends are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereof for six consecutive quarterly dividend periods and which has the right to elect additional directors in such event, shall have the exclusive right, voting separately as a class, to elect two additional directors of the Corporation, such direc-tors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right. The directors, other than the two additional directors referred to above, are to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockhold-ers held for the purpose of electing directors, and the holders of this Series shall not be entitled to vote for such directors.
(b)  Such voting right created pursuant to Section (F)(2)(a) above may be exercised initially either at a special meeting of the holders of the shares of this Series and such other series of preferred stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors and thereafter at each such annual meeting until such time as all dividends accumulated on the shares of this Series shall have been paid in full or funds sufficient therefor set aside for payment thereof, at which time such voting right and the term of the directors elected pursuant to Section (F)(2)(a) shall immediately terminate, subject to revesting on the basis set forth in Section (F)(2)(a).
(c)  At any time when such voting right created pursuant to Section (F)(2)(a) shall have vested in hold-ers of the shares of this Series and such other series of preferred stock having such voting right and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the writ- ten request of the record holders of 10% in number of the shares of this Series and such other series of preferred stock having such voting right then outstand-ing, addressed to the Secretary of the Corporation, call a special meeting of the holders of the shares of this Series and such other series of preferred stock having such voting right for the purpose of electing the two additional directors referred to in Section (F)(2)(a). Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within 30 days after the personal service of such writ- ten request upon the Secretary of the Corporation, or within 35 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record hold-ers of 10% in number of the shares of this Series and such other series of preferred stock then outstanding which would be entitled to vote at such meeting may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for this Section (F)(2)(c) or such other place as is selected by such designated stockholder. Any holder of the shares of this Series and such other series of preferred stock then outstanding who would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section (F)(2). Notwithstanding the provisions of this Section (F)(2), no such special meet-ing shall be called during a period within 90 days im-mediately preceding the date fixed for the next annual meeting of stockholders.

(d)  At any meeting held for the purpose of elect- ing directors at which the holders of the shares of this Series and such other series of preferred stock shall have the right to elect the additional two directors as provided in Section (F)(2)(a) hereof, the presence in person or by proxy of the holders of fifty (50%) percent of the then outstanding shares of this Series and such other series of preferred stock having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of the additional two directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of this Series and such other series of preferred stock having such right shall not prevent the election of directors other than the additional two directors to be elected by the holders of this Series and such other series of preferred stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the additional two directors to be elected by the holders of this Series and such other series of preferred stock entitled to elect such two additional directors and (ii) except as otherwise required by law, in the absence of a quorum of the hold-ers of stock entitled to vote for the election of direc-tors together as a class, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

(e)  Any vacancy in the Board of Directors in respect of either of the two additional directors elected by holders of this Series and such other series of preferred stock pursuant to the voting right created under Section (F)(2)(a) shall be filled by vote of the remaining director so elected, or if there be no such remaining director, by the holders of this Series and such other series of preferred stock then outstanding entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in Section (F)(2)(c), or if no such special meeting is called, at the next annual meeting of stock-

holders, subject to the provisions of Section (F)(2)(b) hereof. Upon any termination of such voting right, as provided in Section (F)(2)(b) hereof, subject to the requirements of the Delaware General Corporation Law, the term of office of the two additional directors elected by holders of this Series and such other series of preferred stock voting together as a class shall im-mediately terminate.

(f  So long as any shares of this Series remain outstanding, the Corporation shall not, without the af-firmative vote at a meeting or the written consent with or without a meeting of the holders of at least a major-ity in number of shares of this Series then outstanding, amend, alter or repeal any of the provisions of the Certificate of Designations relating to this Series or the Corporation’s Certificate of Incorporation so as to affect adversely the preferences, special rights or pow-ers of the shares of this Series.

(g  So long as any shares of this Series remain outstanding, the Corporation shall not amend the Corporation’s Certificate of Incorporation so as to cre-ate any additional class of preferred stock (i) that is senior to this Series as to dividends or distributions upon liquidation without the affirmative vote at a meet-ing or the written consent with or without a meeting of the holders of at least two-thirds in number of the shares of this Series then outstanding, or (ii) that is equal in preference as to dividends or distributions upon liquidation without the affirmative vote at a meet-ing or the written consent with or without a meeting of the holders of at least a majority in number of the shares of this Series then outstanding.

(h  So long as any shares of this Series remain outstanding, the Corporation shall not amend the Corporation’s Certificate of Incorporation so as to increase or decrease the aggregate number of shares of the Corporation’s Class C Preferred Stock, no par value, or increase or decrease the par value of the shares of the Corporation’s Class C Preferred Stock, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in number of all shares of the Corporation’s Class C Preferred Stock then outstanding (which includes, but is not limited to, the shares of this Series then outstanding).

(G)  LIQUIDATION RIGHTS

(1)  Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to stockhold-ers, before any payment or distribution shall be made on the Com- mon Stock or on any other class of stock ranking junior to this Series upon liquidation, the amount of $20 per share, plus all accumulated and unpaid dividends to the date of final distribu- tion.

(2)  Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration)of all or substantially all the property and assets of the Corporation nor the merger of consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (G).

(3)  After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section (G), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

(4)  In the event the assets of the Corporation avail- able for distribution to the holders of shares of this Series upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section (G)(1), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series and shares of such other class or series ranking on a parity with the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(H)  PRIORITY

(1)  For purposes of this resolution, any stock of any class or series of the Corporation shall be deemed to rank:

(i)  Prior or senior to the shares of this Series, either as to dividends or upon liquidation, if the hold-ers of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corpora-tion, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series;

(ii)  On a parity with or equal to shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, Dividend Payment

Dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

(iii)  Junior to shares of this Series, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquida- tion or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

(I)  MISCELLANEOUS

During the period that shares of this Series are out-standing and except as otherwise provided in this Section (I), the Corporation may not distribute to all of the holders of the Corporation’s Common Stock any securities of Friedrich Climate Master, Inc. and/or International Environmental Corporation and/or any entity (other than the Corporation) which owns at least a majority of the outstanding voting securities of Friedrich Climate Master, Inc. and/or International Environmental Corporation, except that the prohibition contained in this Section (I) shall terminate and be null and void and no longer effective if, at any time after the original issuance of this Series, the Closing Price of the Corporation’s Common Stock equals or exceeds 160% of the conversion price then in effect for the shares of this Series.

FIFTH: The number of directors of the Corporation shall be specified in the by-laws of the Corporation and such number may from time to time be increased or decreased by or in the manner provided in said by-laws, provided the number of directors of the Corporation shall not be less than three (3). The directors shall be divided into three (3) classes. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The term of office of those directors of the first class shall expire at the annual meeting of the stockholders of the Corporation next ensuing; the term of office of the direc-tors of the second class shall expire one year thereafter; and the term of office of the directors of the third class shall expire two years thereafter. At each annual election the successors to the class of directors whose terms have expired in that year shall be elected to hold office for a term of three (3) years. Each director elected shall hold office until his successor is elected and qualified. Directors and officers need not be shareholders. Elections of directors need not be by written ballot.

Any newly created directorships or any decrease in director-ships resulting from any increase or decrease in the authorized number of directors shall be apportioned by the Board of Directors among the three (3) classes of directors as to make all classes as nearly equal in number as possible. No decrease by the board of the number of directors shall shorten the term of any incumbent director.

Any vacancy occurring in the Board of Directors caused by death, resignation or removal, and any newly created directorship resulting from an increase in the number of directors, shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Each director chosen to fill a vacancy or newly created director-ship shall hold office until the next election of the class for which such director shall have been chosen and until his successor is duly elected and qualified.

SIXTH: No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the dis-interested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relation-ship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a com-mittee thereof, or the shareholders. Common or interested direc-tors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which author-izes the contract or transaction.

SEVENTH: The existence of the Corporation will be perpetual.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of this Corporation is expressly authorized:

(A)  To make, alter, amend, add to, revise, or repeal the by-laws of the Corporation.

(B)  To authorize and cause its officers to execute mortgages and liens on the property, both real and personal, and upon the franchises of this Corporation.

(C)  To set apart out of any funds of the Corporation avail-able for dividends a reserve or reserves for any lawful corporate purpose and to abolish any such reserve in the manner in which it was created.

(D)  The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and af-fairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified member. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolu- tion adopted by the Board of Directors.

(E)  The Board of Directors shall have power to issue bonds, debentures and other obligations, either non-convertible or convertible into the Corporation’s stock, upon such terms, in such manner and under such conditions in conformity with law, as may be fixed by the Board of Directors prior to the issuance of such bonds, debentures and other obligations.

(F)  To grant rights to convert any of the securities issued by this Corporation into shares of any class or classes of stock and options to purchase or subscribe for shares of any classes or class upon such terms and conditions as may be determined by the Board of Directors.

(G)  To provide and establish a plan for the subscription and issue of any of its authorized and unissued shares, or sale of any treasury shares held by it, to the employees of the Corporation or to the employees of any subsidiary corporation, or to a trustee upon their behalf, upon such terms and conditions as may be determined by the Board of Directors.

(H)  An officer elected or appointed by the Board of Direc- tors may be removed at any time by the board whenever in its judg-ment the best interest of the Corporation would be served thereby.

NINTH: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, but not limited to, any action, suit or proceeding by or in the right of the Corporation), whether civil, criminal or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall advance expenses to such person reasonably incurred in connection therewith, to the fullest extent permitted by the relevant provisions of the Delaware General Corporation Law, as such law presently exists or hereafter may be amended.

TENTH: Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation.

ELEVENTH: In addition to any affirmative vote of holders of the outstanding capital stock required by law or by the provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the Corporation voting as a single class shall be required for the approval or authorization of any (i) merger or consolidation of the Corporation with or into any other corpora-tion, or (ii) sale, lease or exchange of all or substantially all of the assets of the Corporation to or with any other corporation, person or entity; provided, however, that such two-thirds voting requirement shall not be applicable if (a) the Corporation is merged with a corporation in which at least two-thirds of the out-standing shares of each class of stock of such corporation is owned by the Corporation, or (b) if a transaction described in clauses (i) or (ii) above has been approved by a vote of at least a majority of the members of the Board of Directors of the Corporation. If such two-thirds voting requirement of the out-standing voting stock of the Corporation shall not be applicable under the provisions of clauses (a) or (b) above, then in such event transactions specified in (i) or (ii) above shall require only such affirmative vote as is required by law, regulation or any other provision of this Restated Certificate of Incorporation.

TWELFTH: The by-laws of the Corporation may be adopted, altered, amended or repealed only by (i) the affirmative vote of not less than a majority of the Board of Directors of the Corpora-tion or (ii) the affirmative vote of not less than two-thirds of the outstanding voting stock of the Corporation voting as a single class.

THIRTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional mis-conduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or here-after may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article THIRTEENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of not less than two-thirds of the outstanding voting stock of the Corporation voting as a single class shall be required to repeal, amend, modify, change or alter Articles FIFTH, ELEVENTH, or TWELFTH of this Restated Certificate of Incorporation or to adopt any provision inconsistent with Articles FIFTH, ELEVENTH or TWELFTH of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorpora-tion, having been duly adopted by the Board of Directors and the Stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed this 27th day of August, 1987 by the President of the Corpora- tion.

/s/ Jack E. Golsen
Jack E. Golsen
President
ATTEST:

/s/ Irwin H. Steinhorn
Irwin H. Steinhorn
Secretary